Exhibit 10.1

SECOND AMENDMENT TO PURCHASE AGREEMENT

This AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of May 11, 2012, by and between HOLLYWOOD MEDIA CORP., a Florida corporation (the “Company”), and R&S INVESTMENTS, LLC, a Delaware limited liability company (“Purchaser”). The Company and Purchaser are sometimes referred to in this Amendment individually as a “Party” and collectively as the “Parties.” Unless otherwise expressly defined herein, all capitalized terms used herein shall have the meanings set forth in the Purchase Agreement.

A. The Parties executed a Purchase Agreement dated as of August 21, 2008 (the “Purchase Agreement”), pursuant to which the Purchaser purchased from the Company the Company’s subsidiaries Hollywood.com, LLC, a Delaware limited liability company (“Hollywood.com”) and Totally Hollywood TV, LLC, a Delaware limited liability company (Hollywood.com, LLC and Totally Hollywood TV, LLC are collectively referred to as the “Companies”).

B. The Parties entered into an Amendment to the Purchase Agreement on September 30, 2009 (“Amendment”).

C. The Parties desire to further amend the Purchase Agreement as set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Parties hereby agree as follows:

1. Amendment.

Section 1(a) of the Amendment, which provides for a 30-day grace period, is replaced with the following: In order to allow sufficient time to determine the amount of the Earnout Payments, the Purchaser shall have a sixty (60)-day grace period on the due date for all Earnout Payments.

In determining the EBITDA component of the earnout, this will clarify it was and is the Parties’ intent that, in calculating EBITDA, all out-of-pocket labor costs (including the costs of employees and contractors) will be subtracted from revenue no later than when incurred even if capitalized, and will be treated, for purposes of the EBITDA calculation in the earnout, as an operating expense when incurred.

2. Miscellaneous. Except as otherwise specifically set forth in this Second Amendment, all provisions of the Purchase Agreement, as amended by the Amendment, that are not amended by this Second Amendment shall remain in full force and effect. This Second Amendment, and the Amendment and the Purchase Agreement constitute collectively the entire agreement among the Parties with respect to the subject matter of this Second Amendment and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Amendment. This Amendment may be amended or modified only by an instrument in writing duly executed by the Parties. This Amendment is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Company: HOLLYWOOD MEDIA CORP.

By:	/s/ Robert D. Epstein
Name:	Robert D. Epstein
Title:	Chairman, Special Committee of Directors, on behalf of Special Committee, as Authorized Representative of Hollywood Media Corp.

Purchaser: R & S INVESTMENTS, LLC

By:	/s/ Mitchell Rubenstein
Name	Mitchell Rubenstein
Title:	Managing Member